Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form F-1 of our report dated May 6, 2020 relating to the balance sheet of Freeline Therapeutics Holdings plc (formerly Freeline Therapeutics Holdings Limited). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Reading, United Kingdom

July 17, 2020